Morgan Stanley Municipal Income Opportunities Trust III

Meeting Date: April 16, 2010

Election of Trustees:

Trustee                   For         Withhold      Abstain

David C. Arch         4,879.478.571   333,021.535     0

Bob R. Baker          4,874,454.571   338,045.535     0

Frank S. Bayley       4,875,633.571   336,866.535     0

James T. Bunch        4,875,374.571   337,125.535     0

Bruce L. Crockett     4,878,749.571   333,750.535     0

Rod Dammeyer          4,874,745.571   337,754.535     0

Albert R. Dowden      4,875,924.571   336,575.535     0

Jack M. Fields        4,879,478.571   333,021.536     0

Martin L. Flanagan    4,728,143.571   484,356.535     0

Carl Frischling       4,873,437.571   339,062.535     0

Prema Mathai-Davis    4,875,836.571   336,663.535     0

Lewis F. Pennock      4,875,565.571   336,934.535     0

Larry Soll            4,871,135.571   341,364.535     0

Hugo F. Sonnenschein  4,872,495.571   340,004.535     0

Raymond Stickel, Jr.  4,875,836.571   336,663.535     0

Philip A. Taylor      4,725,230.571   487,269.535     0

Wayne W. Whalen       4,870,811.571   341,688.535     0


Approval of new investment advisory agreement with Invesco Advisers, Inc.:

For       3,887,633.411

Withhold    230,250.695

Abstain     181,597.000

Broker Non-
Vote        913,019.000

Approval of a new master sub-advisory Agreement between Invesco Advisers, Inc. and its affiliates:

For       3,855,835.411

Withhold    251,796.695

Abstain     191,849.000

Broker Non-
Votde       913,019.000